                              VILLAGE IN THE WOODS
                                11800 GRANT ROAD
                                 CYPRESS, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: VILLAGE IN THE WOODS
    11800 GRANT ROAD
    CYPRESS, HARRIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 530 units with a total of 518,808 square feet of rentable area. The improvements were built in 1983. The improvements are situated on 22.627 acres. Overall, the improvements are in fair condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL PAGE 2
VILLAGE IN THE WOODS, CYPRESS, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                  ($18,800,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
July 14, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                               #1323954-G

Report By:
Tiffany B. Roberts
Texas Appraiser Trainee
#TX-1329671-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................     4
Introduction .............................................................     9
Area Analysis ............................................................    11
Market Analysis ..........................................................    14
Site Analysis ............................................................    16
Improvement Analysis .....................................................    16
Highest and Best Use .....................................................    17

                                    VALUATION

Valuation Procedure ......................................................    18
Sales Comparison Approach ................................................    20
Income Capitalization Approach ...........................................    25
Reconciliation and Conclusion ............................................    36

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Village in the Woods
LOCATION:                       11800 Grant Road
                                Cypress, Texas

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 12, 2003
DATE OF REPORT:                 July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                         22.627 acres, or 985,632 square feet
  Assessor Parcel No.:          044-016-000-040
  Floodplain:                   Community Panel No. 48201C0430K (April 20, 2000)
                                Flood Zone X, AE, an area inside the floodplain.
  Zoning:                       None

BUILDING:
  No. of Units:                 530 Units
  Total NRA:                    518,808 Square Feet
  Average Unit Size:            979 Square Feet
  Apartment Density:            23.4 units per acre
  Year Built:                   1983

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                              Market Rent
                  Square   -----------------   Monthly     Annual
   Unit Type       Feet    Per Unit   Per SF    Income     Income
---------------   ------   --------   ------   --------  ----------
1A10 - Aspen         679    $  500    $ 0.74   $ 44,000  $  528,000
2A20 - Juniper       967    $  565    $ 0.58   $ 54,240  $  650,880
2B20 - Magnolia      996    $  600    $ 0.60   $ 93,600  $1,123,200
2C20 - Cypress     1,136    $  710    $ 0.63   $ 61,060  $  732,720
3A20 - Elm         1,088    $  750    $ 0.69   $ 78,000  $  936,000
                                               --------  ----------
                                      Total    $330,900  $3,970,800
                                               ========  ==========

OCCUPANCY:                  90%
ECONOMIC LIFE:              45 Years
EFFECTIVE AGE:              20 Years
REMAINING ECONOMIC LIFE:    25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VILLAGE IN THE WOODS, CYPRESS, TEXAS

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                                [PICTURE]

EXTERIOR - OFFICE                                    TYPICAL BUILDING EXTERIOR

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VILLAGE IN THE WOODS, CYPRESS, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                             Amount            $/Unit
                                             ------            ------
DIRECT CAPITALIZATION
Potential Rental Income                    $3,970,800          $7,492
Effective Gross Income                     $3,899,628          $7,358
Operating Expenses                         $1,767,185          $3,334            45.3% of EGI
Net Operating Income:                      $1,946,943          $3,673

Capitalization Rate                        10.00%
DIRECT CAPITALIZATION VALUE                $19,000,000 *       $35,849 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      14%
Stabilized Vacancy & Collection Loss:      9%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.50%
Discount Rate                              11.50%
Selling Costs                              3.00%
Growth Rates:
  Income                                   3.00%
  Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                 $18,800,000 *       $35,472 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $18,800,000         $35,472 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)       $23,512 to $36,500
  Range of Sales $/Unit (Adjusted)         $32,917 to $39,100
VALUE INDICATION - PRICE PER UNIT          $18,900,000 *       $35,660 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales       N/A to N/A
  Selected EGIM for Subject                Not Utilized
  Subject's Projected EGI                  $3,899,628
EGIM ANALYSIS CONCLUSION                   NOT UTILIZED *      NOT UTILIZED

NOI PER UNIT ANALYSIS CONCLUSION           $19,100,000 *       $36,038 / UNIT

RECONCILED SALES COMPARISON VALUE          $19,000,000         $35,849 / UNIT

------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
VILLAGE IN THE WOODS, CYPRESS, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $18,900,000
  NOI Per Unit                             $19,100,000
  EGIM Multiplier                          Not Utilized
INDICATED VALUE BY SALES COMPARISON        $19,000,000         $35,849 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $19,000,000
  Discounted Cash Flow Method:             $18,800,000
INDICATED VALUE BY THE INCOME APPROACH     $18,800,000         $35,472 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $18,800,000         $35,472 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 11800 Grant Road, Cypress, Harris County, Texas. Cypress identifies it as 044-016-000-040.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Tiffany B. Roberts on May 12, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Tiffany B. Roberts performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Tiffany B. Roberts have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VILLAGE IN THE WOODS, CYPRESS, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:  6 to 12 months
  EXPOSURE PERIOD:   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund Multipoint. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Cypress, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Highway 249
West  - Grant Road
South - Cypress North Houston
North - Louetta Road

MAJOR EMPLOYERS

Major employers in the subject's area include Hewlett Packard. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                              --------------------------------------------
          CATEGORY            1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
---------------------------   ------------    ------------    ------------    ----------
POPULATION TRENDS
Current Population                  10,349          70,806         168,531     4,331,861
5-Year Population                   10,998          79,545         194,672     4,734,261
% Change CY-5Y                         6.3%           12.3%           15.5%          9.3%
Annual Change CY-5Y                    1.3%            2.5%            3.1%          1.9%

HOUSEHOLDS
Current Households                   3,855          25,075          60,227     1,511,658
5-Year Projected Households          4,142          28,159          69,615     1,636,192
% Change CY - 5Y                       7.4%           12.3%           15.6%          8.2%
Annual Change CY-5Y                    1.5%            2.5%            3.1%          1.6%

INCOME TRENDS
Median Household Income       $     93,410    $     86,115    $     85,556    $   44,047
Per Capita Income             $     34,359    $     31,191    $     31,294    $   22,629
Average Household Income      $     92,657    $     87,961    $     87,758    $   64,844

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                  AREA
                              --------------------------------------------
          CATEGORY            1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
---------------------------   ------------    ------------    ------------    ----------
HOUSING TRENDS
% of Households Renting              24.17%          23.06%          24.70%        35.39%
5-Year Projected % Renting           22.56%          22.00%          24.19%        34.24%

% of Households Owning               70.78%          72.85%          71.62%        53.61%
5-Year Projected % Owning            72.71%          74.26%          72.51%        55.41%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VILLAGE IN THE WOODS, CYPRESS, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single family
South - Commercial, church with private school
East - Retail center including local and national tenants such as La Maria Mexican Restaurant, Dollar General, Mail Plus, Century 21
West - Retail center including local medical tenants, single family

CONCLUSIONS

The subject is well located within the city of Cypress. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Cypress in Harris County. The overall pace of development in the subject's market is more or less decreasing. Any new construction added to the subject's market will not compete with the subject. A new class A community has been constructed at the corner of Grant Road and Jones Road, however due to the quality, this property is not expected to compete with the subject property. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period   Region    Submarket
------   ------    ---------
4Q01      N/A         3.5%
1Q02      N/A         4.9%
2Q02      N/A         5.0%
3Q02      N/A         5.6%
4Q02      7.1%        7.0%
1Q03      8.1%        8.1%

Source: REIS Houston, Apartment: Cypress/Fairbanks - 1st Quarter 2003 SubTrend Futures

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Historically, the subject's submarket, when compared to the Houston Metro area, has usually enjoyed a lower vacancy rate. The subject was constructed in 1983. The communities constructed between 1980 and 1989 have an average vacancy rate of 8.7% in the 1st Quarter 2003. The overall vacancy of the submarket is not expected to improve significantly until 2007.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period   Region   % Change   Submarket   % Change
------   ------   --------   ---------   --------
4Q01      N/A          -     $     711        -
1Q02      N/A        N/A     $     704     -1.0%
2Q02      N/A        N/A     $     706      0.3%
3Q02      N/A        N/A     $     706      0.0%
4Q02      N/A        N/A     $     698     -1.1%
1Q03      N/A        N/A     $     696     -0.3%

Source: REIS Houston, Apartment: Cypress/Fairbanks - 1st Quarter 2003 SubTrend Futures

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                             COMPETITIVE PROPERTIES

  No.        Property Name       Units   Ocpy.   Year Built   Proximity to subject
-------   --------------------   -----   -----   ----------   --------------------
  R-1     Brandon Oaks            190     95%      Unknown       1 mile south
  R-2     Woodedge Apartments     126     80%       1981         1 mile south
  R-3     Willow Green            332     98%       1995         3 miles south
  R-4     Central Park Regency    348     93%       1983         1 mile south
  R-5     Copper Creek            300     N/A       1982         5 miles east
Subject   Village in the Woods    530     90%       1983


According to information obtained by REIS, the current average asking rent within the subject's submarket is $732. The submarket's average effective rent is currently $696 and is not expected to significantly improve until 2004. The subject's 1980 - 1989 category has an average asking rental rate of $643. This is $89 less than the average for the submarket. In terms of annual rental growth rates, the Cypress / Fairbanks submarket has had little growth when compared to the Houston Metro area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                  22.627 acres, or 985,632 square feet
  Shape                      Irregular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
    Community Panel          48201C0430K, dated April 20, 2000
    Flood Zone               Zone X, AE
  Zoning                     Not available, the subject improvements represent a
                             legal conforming use of the site.

REAL ESTATE TAXES

                           ASSESSED VALUE - 2002
                  --------------------------------------   TAX RATE /   PROPERTY
 PARCEL NUMBER       LAND        BUILDING       TOTAL      MILL RATE      TAXES
---------------   ----------   -----------   -----------   ----------   --------
044-016-000-040   $1,973,700   $12,806,300   $14,780,000    0.02872     $424,448

IMPROVEMENT ANALYSIS

  Year Built                1983
  Number of Units           530
  Net Rentable Area         518,808 Square Feet
  Construction:
    Foundation              Reinforced concrete slab
    Frame                   Heavy or light wood
    Exterior Walls          Brick or masonry
    Roof                    Composition shingle over a wood truss structure
  Project Amenities         Amenities at the subject include a swimming pool,
                            spa/jacuzzi, playground, sports court, laundry room,
                            business office, and parking area.
  Unit Amenities            Individual unit amenities include a balcony, cable
                            TV connection, and washer dryer connection.
                            Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VILLAGE IN THE WOODS, CYPRESS, TEXAS

Unit Mix:

                                    Unit Area
   Unit Type      Number of Units   (Sq. Ft.)
---------------   ---------------   ---------
1A10 - Aspen            88              679
2A20 - Juniper          96              967
2B20 - Magnolia        156              996
2C20 - Cypress          86            1,136
3A20 - Elm             104            1,088

Overall Condition         Fair
Effective Age             20 years
Economic Life             45 years
Remaining Economic Life   25 years
Deferred Maintenance      The deferred maintenance at the subject property was
                          estimated for a total amount of $115,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1983 and consist of a 530-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VILLAGE IN THE WOODS, CYPRESS, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VILLAGE IN THE WOODS, CYPRESS, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                    COMPARABLE
           DESCRIPTION                       SUBJECT                        I - 1                          I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                     Village in the Woods          Ashley Crest                  Willow Brook Crossing
LOCATION:
  Address                           11800 Grant Road              11900 Barwood Bend Drive      7150 Smiling Wood Lane
  City, State                       Cypress, Texas                Houston, Texas                Houston, Texas
  County                            Harris                        Harris                        Harris
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            518,808                       133,104                       152,746
  Year Built                        1983                          1981                          1982
  Number of Units                   530                           168                           208
  Unit Mix:                               Type           Total     Type                Total     Type               Total
                                    1A10 - Aspen           88     1Br/1Ba                96     1Br/1Ba               N/A
                                    2A20 - Juniper         96     2Br/2Ba                72     2Br/2Ba               N/A
                                    2B20 - Magnolia       156                                   3Br/2Ba               N/A
                                    2C20 - Cypress         86
                                    3A20 - Elm            104

  Average Unit Size (SF)            979                           792                           734
  Land Area (Acre)                  22.6270                       6.7500                        7.0000
  Density (Units/Acre)              23.4                          24.9                          29.7
  Parking Ratio (Spaces/Unit)       2.08                          1.48                          Unknown
  Parking Type (Gr., Cov., etc.)    Open                          Open, covered                 Open
CONDITION:                          Fair                          Average                       Average
APPEAL:                             Average                       Fair                          Average
AMENITIES:
  Pool/Spa                          Yes/Yes                       Yes/No                        Yes/Yes
  Gym Room                          No                            No                            Yes
  Laundry Room                      Yes                           Yes                           Yes
  Secured Parking                   No                            Yes                           Yes
  Sport Courts                      No                            No                            No
  Washer/Dryer Connection           Yes                           No                            Yes
  Fireplace                         No                            Yes                           Yes
  Alarms                            No                            No                            No
OCCUPANCY:                          90%                           N/A                           N/A
TRANSACTION DATA:
  Sale Date                                                       August, 2000                  January, 2001
  Sale Price ($)                                                  $3,950,000                    $6,750,000
  Grantor                                                         Continental Ashley, Inc.      Glenborough Fund X, Inc. LP
  Grantee                                                         Ashley Crest Limited          Westdale Fanny Properties
  Sale Documentation                                              U579358                       U806867
  Verification                                                    CompsInc.                     CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $    $/Unit    $/SF     Total $    $/Unit    $/SF
  Potential Gross Income                                          $      0   $    0   $ 0.00    $      0   $    0   $ 0.00
  Vacancy/Credit Loss                                             $      0   $    0   $ 0.00    $      0   $    0   $ 0.00
                                                                  --------------------------------------------------------
  Effective Gross Income                                          $      0   $    0   $ 0.00    $      0   $    0   $ 0.00
  Operating Expenses                                              $      0   $    0   $ 0.00    $      0   $    0   $ 0.00
                                                                  --------------------------------------------------------
  Net Operating Income                                            $434,503   $2,586   $ 3.26    $621,000   $2,986   $ 4.07
NOTES:

  PRICE PER UNIT                                                             $ 23,512                      $ 32,452
  PRICE PER SQUARE FOOT                                                      $  29.68                      $  44.19
  EXPENSE RATIO                                                                 N/A                           N/A
  EGIM                                                                          N/A                           N/A
  OVERALL CAP RATE                                                              11.00%                         9.20%
  Cap Rate based on Pro Forma or Actual Income?                              ACTUAL                        ACTUAL

                                                 COMPARABLE                          COMPARABLE
           DESCRIPTION                              I - 3                               I - 4
---------------------------------------------------------------------------------------------------------
  Property Name                     Copper Mill Apartments               Windfern Meadows Apartments
LOCATION:
  Address                           15910 FM 529 Road                    12919 Windfern Road
  City, State                       Houston, Texas                       Houston, Texas
  County                            Harris                               Harris
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            178,215                              175,490
  Year Built                        1982                                 1983
  Number of Units                   235                                  184
  Unit Mix:                           Type               Total             Type               Total
                                    1Br/1Ba               131            1Br/1Ba               92
                                    2Br/2Ba               104            2Br/2Ba               46
                                                                         3Br/2Ba               46

  Average Unit Size (SF)            758                                  954
  Land Area (Acre)                  9.7600                               10.6100
  Density (Units/Acre)              24.1                                 17.3
  Parking Ratio (Spaces/Unit)       Unknown                              1.70
  Parking Type (Gr., Cov., etc.)    Open                                 Open, covered
CONDITION:                          Good                                 Average
APPEAL:                             Good                                 Average
AMENITIES:
  Pool/Spa                          Yes/Yes                              Yes/No
  Gym Room                          Yes                                  No
  Laundry Room                      Yes                                  No
  Secured Parking                   Yes                                  Yes
  Sport Courts                      No                                   No
  Washer/Dryer Connection           Yes                                  No
  Fireplace                         Yes                                  No
  Alarms                            Yes                                  Yes
OCCUPANCY:                          N/A                                  N/A
TRANSACTION DATA:
  Sale Date                         May, 2000                            June, 2002
  Sale Price ($)                    $7,925,000                           $6,716,000
  Grantor                           VPM Realty Holding Company, Inc.     BKL Texas Investments No. 2 Ltd.
  Grantee                           FPC / Copper mill Apartments Ltd.    Shengs Houston Property LLC
  Sale Documentation                U383719                              V911247
  Verification                      CompsInc.                            CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $       $/Unit     $/SF        Total $     $/Unit     $/SF
  Potential Gross Income            $        0     $    0    $ 0.00      $      0     $    0    $ 0.00
  Vacancy/Credit Loss               $        0     $    0    $ 0.00      $      0     $    0    $ 0.00
                                    ------------------------------------------------------------------
  Effective Gross Income            $1,518,396     $6,461    $ 8.52      $      0     $    0    $ 0.00
  Operating Expenses                $  757,414     $3,223    $ 4.25      $      0     $    0    $ 0.00
                                    ------------------------------------------------------------------
  Net Operating Income              $  760,982     $3,238    $ 4.27      $604,440     $3,285    $ 3.44
NOTES:

  PRICE PER UNIT                                   $ 33,723                           $ 36,500
  PRICE PER SQUARE FOOT                            $  44.47                           $  38.27
  EXPENSE RATIO                                        49.9%                             N/A
  EGIM                                                 5.22                              N/A
  OVERALL CAP RATE                                     9.60%                              9.00%
  Cap Rate based on Pro Forma or Actual Income?     ACTUAL                             ACTUAL

                                              COMPARABLE
           DESCRIPTION                          I - 5
------------------------------------------------------------------
  Property Name                     Bear Creek Crossing Apartments
LOCATION:
  Address                           5535 Timber Creek Place Drive
  City, State                       Houston, Texas
  County                            Harris
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            140,860
  Year Built                        1982
  Number of Units                   200
  Unit Mix:                          Type           Total
                                    1Br/1Ba          176
                                    2Br/2Ba           24

  Average Unit Size (SF)            704
  Land Area (Acre)                  5.9300
  Density (Units/Acre)              33.7
  Parking Ratio (Spaces/Unit)       Unknown
  Parking Type (Gr., Cov., etc.)    Open
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
  Pool/Spa                          Yes/Yes
  Gym Room                          Yes
  Laundry Room                      No
  Secured Parking                   Yes
  Sport Courts                      No
  Washer/Dryer Connection           Yes
  Fireplace                         No
  Alarms                            No
OCCUPANCY:                          N/A
TRANSACTION DATA:
  Sale Date                         January, 2001
  Sale Price ($)                    $6,800,000
  Grantor                           Glenborough Fund X, Inc. LP
  Grantee                           Westdale Fanny Properties
  Sale Documentation                U806867
  Verification                      CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $   $/Unit    $/SF
  Potential Gross Income            $      0    $   0   $0.00
  Vacancy/Credit Loss               $      0    $   0   $0.00
                                    -------------------------
  Effective Gross Income            $      0    $   0   $0.00
  Operating Expenses                $      0    $   0   $0.00
                                    -------------------------
  Net Operating Income              $625,600   $3,128   $4.44
NOTES:

  PRICE PER UNIT                               $ 34,000
  PRICE PER SQUARE FOOT                        $  48.27
  EXPENSE RATIO                                   N/A
  EGIM                                            N/A
  OVERALL CAP RATE                                 9.20%
  Cap Rate based on Pro Forma or Actuual Income? ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $23,512 to $36,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,917 to $39,100 per unit with a mean or average adjusted price of $36,559 per unit. The median adjusted price is $37,320 per unit. Based on the following analysis, we have concluded to a value of $36,500 per unit, which results in an "as is" value of $18,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
VILLAGE IN THE WOODS, CYPRESS, TEXAS


SALES ADJUSTMENT GRID

                                                                          COMPARABLE                     COMPARABLE
            DESCRIPTION                        SUBJECT                       I - 1                          I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                         Village in the Woods       Ashley Crest                   Willow Brook Crossing
  Address                               11800 Grant Road           11900 Barwood Bend Drive       7150 Smiling Wood Lane
  City                                  Cypress, Texas             Houston, Texas                 Houston, Texas
  Sale Date                                                        August, 2000                   January, 2001
  Sale Price ($)                                                   $3,950,000                     $6,750,000
  Net Rentable Area (SF)                518,808                    133,104                        152,746
  Number of Units                       530                        168                            208
  Price Per Unit                                                   $23,512                        $32,452
  Year Built                            1983                       1981                           1982
  Land Area (Acre)                      22.6270                    6.7500                         7.0000
VALUE ADJUSTMENTS                           DESCRIPTION              DESCRIPTION          ADJ.      DESCRIPTION         ADJ.
  Property Rights Conveyed              Fee Simple Estate          Fee Simple Estate       0%     Fee Simple Estate      0%
  Financing                                                        Cash To Seller          0%     Cash To Seller         0%
  Conditions of Sale                                               Arm's Length            0%     Arm's Length           0%
  Date of Sale (Time)                                              08-2000                 0%     01-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                        $23,512                        $32,452
  Location                                                         Inferior               10%     Comparable             0%
  Number of Units                       530                        168                    -5%     208                   -5%
  Quality / Appeal                      Average                    Inferior               15%     Comparable             0%
  Age / Condition                       1983                       1981 / Average          0%     1982 / Average         0%
  Occupancy at Sale                     90%                        N/A                     0%     N/A                    0%
  Amenities                             Good                       Comparable              0%     Comparable             0%
  Average Unit Size (SF)                979                        792                    20%     734                   20%
PHYSICAL ADJUSTMENT                                                                       40%                           15%
FINAL ADJUSTED VALUE ($/UNIT)                                              $32,917                        $37,320

                                              COMPARABLE                   COMPARABLE                      COMPARABLE
            DESCRIPTION                          I - 3                        I - 4                           I - 5
-----------------------------------     ----------------------    ---------------------------    ------------------------------
  Property Name                         Copper Mill Apartments    Windfern Meadows Apartments    Bear Creek Crossing Apartments
  Address                               15910 FM 529 Road         12919 Windfern  Road           5535 Timber Creek  Place Drive
  City                                  Houston, Texas            Houston, Texas                 Houston, Texas
  Sale Date                             May, 2000                 June, 2002                     January, 2001
  Sale Price ($)                        $7,925,000                $6,716,000                     $6,800,000
  Net Rentable Area (SF)                178,215                   175,490                        140,860
  Number of Units                       235                       184                            200
  Price Per Unit                        $33,723                   $36,500                        $34,000
  Year Built                            1982                      1983                           1982
  Land Area (Acre)                      9.7600                    10.6100                        5.9300
VALUE ADJUSTMENTS                         DESCRIPTION     ADJ.      DESCRIPTION          ADJ.      DESCRIPTION             ADJ.
  Property Rights                       Fee Simple         0%     Fee Simple              0%     Fee Simple                 0%
   Conveyed                              Estate                    Estate                         Estate
  Financing                             Cash To Seller     0%     Cash To Seller          0%     Cash To Seller             0%
  Conditions of Sale                    Arm's Length       0%     Arm's Length            0%     Arm's Length               0%
  Date of Sale (Time)                   05-2000            0%     06-2002                 0%     01-2001                    0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $33,723                      $36,500                         $34,000
  Location                              Comparable         0%     Comparable              0%     Comparable                 0%
  Number of Units                       235               -5%     184                    -5%     200                       -5%
  Quality / Appeal                      Comparable         0%     Comparable              0%     Comparable                 0%
  Age / Condition                       1982 / Good        0%     1983 / Average          0%     1982 / Average             0%
  Occupancy at Sale                     N/A                0%     N/A                     0%     N/A                        0%
  Amenities                             Comparable         0%     Comparable              0%     Comparable                 0%
  Average Unit Size (SF)                758               20%     954                     0%     704                       20%
PHYSICAL ADJUSTMENT                                       15%                            -5%                               15%
FINAL ADJUSTED VALUE ($/UNIT)                  $38,782                      $34,675                         $39,100

SUMMARY

VALUE RANGE (PER UNIT)        $ 32,917 TO $39,100
MEAN (PER UNIT)               $ 36,559
MEDIAN (PER UNIT)             $ 37,320
VALUE CONCLUSION (PER UNIT)   $ 36,500

VALUE OF IMPROVEMENT & MAIN SITE                $19,345,000
  DEFERRED MAINTENANCE                         -$   115,000
  PV OF CONCESSIONS                            -$   366,000
VALUE INDICATED BY SALES COMPARISON APPROACH    $18,864,000
ROUNDED                                         $18,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                             NOI PER UNIT COMPARISON

                      SALE PRICE                NOI/       SUBJECT NOI
COMPARABLE   NO. OF   ----------              -------------------------   ADJUSTMENT    INDICATED
   NO.       UNITS    PRICE/UNIT     OAR      NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-------------------------------------------------------------------------------------------------
   I-1        168     $3,950,000    11.00%    $434,503    $  1,946,943       1.420      $ 33,395
                      $   23,512              $  2,586    $      3,673
   I-2        208     $6,750,000     9.20%    $621,000    $  1,946,943       1.230      $ 39,929
                      $   32,452              $  2,986    $      3,673
   I-3        235     $7,925,000     9.60%    $760,982    $  1,946,943       1.134      $ 38,256
                      $   33,723              $  3,238    $      3,673
   I-4        184     $6,716,000     9.00%    $604,440    $  1,946,943       1.118      $ 40,816
                      $   36,500              $  3,285    $      3,673
   I-5        200     $6,800,000     9.20%    $625,600    $  1,946,943       1.174      $ 39,929
                      $   34,000              $  3,128    $      3,673

                                   PRICE/UNIT

  Low       High      Average    Median
$33,395    $40,816    $38,465    $39,929

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $    37,000
                                       -----------
Number of Units                                530

Value                                  $19,610,000
  Deferred Maintenance                -$   115,000
  PV of Concessions                   -$   366,000
                                       -----------
Value Based on NOI Analysis            $19,129,000
                       Rounded         $19,100,000

The adjusted sales indicate a range of value between $33,395 and $40,816 per unit, with an average of $38,465 per unit. Based on the subject's competitive position within the improved sales, a value of $37,000 per unit is estimated. This indicates an "as is" market value of $19,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

Because of the lack of data, the effective gross income multiplier (EGIM) is not used.

SALES COMPARISON CONCLUSION

The valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $19,000,000.

Price Per Unit                   $ 18,900,000
NOI Per Unit                     $ 19,100,000
EGIM Analysis                    Not Utilized

Sales Comparison Conclusion      $ 19,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
VILLAGE IN THE WOODS, CYPRESS, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                          Average
                      Unit Area      ------------------
   Unit Type         (Sq. Ft.)       Per Unit    Per SF    %Occupied
--------------------------------------------------------------------
1A10 - Aspen             679          $  494     $ 0.73      85.2%
2A20 - Juniper           967          $  565     $ 0.58      96.9%
2B20 - Magnolia          996          $  598     $ 0.60      87.2%
2C20 - Cypress          1136          $  708     $ 0.62      93.0%
3A20 - Elm              1088          $  754     $ 0.69      89.4%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                  RENT ANALYSIS

                                                                                      COMPARABLE RENTS
                                                                  ----------------------------------------------------------
                                                                     R-1         R-2         R-3          R-4          R-5
                                                                  ----------------------------------------------------------
                                                                   Brando     Woodedge     Willow    Central Park    Copper
                                                                    Oaks     Apartments    Green        Regency       Creek
                                                                  ----------------------------------------------------------
                                                                                    COMPARISON TO SUBJECT
                                              SUBJECT   SUBJECT   ----------------------------------------------------------
                              SUBJECT UNIT    ACTUAL    ASKING    Slightly
      DESCRIPTION                 TYPE         RENT      RENT     Superior    Superior    Superior     Superior     Superior
----------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1A10 - ASPEN      $   494   $   514   $    580   $      555   $    539   $        565   $    553
Unit Area (SF)                                    679       679        689          682        700            679        691
Monthly Rent Per Sq. Ft.                      $  0.73   $  0.76   $   0.84   $     0.81   $   0.77   $       0.83   $   0.80

Monthly Rent                2A20 - JUNIPER    $   565   $   614              $      720                             $    730
Unit Area (SF)                                    967       967                     985                                  960
Monthly Rent Per Sq. Ft.                      $  0.58   $  0.63              $     0.73                             $   0.76

Monthly Rent                2B20 - MAGNOLIA   $   598   $   634   $    720   $      720   $    649   $        765
Unit Area (SF)                                    996       996        982          985      1,000            996
Monthly Rent Per Sq. Ft.                      $  0.60   $  0.64   $   0.73   $     0.73   $   0.65   $       0.77

Monthly Rent                2C20 - CYPRESS    $   708   $   754                                      $        830   $    880
Unit Area (SF)                                  1,136     1,136                                             1,212      1,107

Monthly Rent Per Sq. Ft.                      $  0.62   $  0.66                                      $       0.68   $   0.79
Monthly Rent                3A20 - ELM        $   754   $   814                           $    749
Unit Area (SF)                                  1,088     1,088                              1,100
Monthly Rent Per Sq. Ft.                      $  0.69   $  0.75                           $   0.68

      DESCRIPTION             MIN       MAX      MEDIAN   AVERAGE
-----------------------------------------------------------------
Monthly Rent                $   539   $   580   $   555   $  558
Unit Area (SF)                  679       700       689      688
Monthly Rent Per Sq. Ft.    $  0.77   $  0.84   $  0.81   $ 0.81

Monthly Rent                $   720   $   730   $   725   $  725
Unit Area (SF)                  960       985       973      973
Monthly Rent Per Sq. Ft.    $  0.73   $  0.76   $  0.75   $ 0.75

Monthly Rent                $   649   $   765   $   720   $  714
Unit Area (SF)                  982     1,000       991      991
Monthly Rent Per Sq. Ft.    $  0.65   $  0.77   $  0.73   $ 0.72

Monthly Rent                $   830   $   880   $   855   $  855
Unit Area (SF)                1,107     1,212     1,160    1,160
Monthly Rent Per Sq. Ft.    $  0.68   $  0.79   $  0.74   $ 0.74

Monthly Rent                $   749   $   749   $   749   $  749
Unit Area (SF)                1,100     1,100     1,100    1,100
Monthly Rent Per Sq. Ft.    $  0.68   $  0.68   $  0.68   $ 0.68

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                         Market Rent
                                        Unit Area    ------------------     Monthly      Annual
   Unit Type         Number of Units    (Sq. Ft.)    Per Unit    Per SF     Income       Income
---------------      ---------------    ---------    --------    ------    --------    ----------
1A10 - Aspen               88               679       $  500     $ 0.74    $ 44,000    $  528,000
2A20 - Juniper             96               967       $  565     $ 0.58    $ 54,240    $  650,880
2B20 - Magnolia           156               996       $  600     $ 0.60    $ 93,600    $1,123,200
2C20 - Cypress             86             1,136       $  710     $ 0.63    $ 61,060    $  732,720
3A20 - Elm                104             1,088       $  750     $ 0.69    $ 78,000    $  936,000
                                                                           ----------------------
                                                                  Total    $330,900    $3,970,800

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
VILLAGE IN THE WOODS, CYPRESS, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR  2002         FISCAL YEAR 2003
                              -----------------------   -----------------------   -----------------------   -----------------------
                                      ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                              -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION                TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $3,973,817   $    7,498   $4,066,196   $    7,672   $3,979,004   $    7,508   $3,947,016   $    7,447
  Vacancy                     $  414,546   $      782   $  298,640   $      563   $  388,270   $      733   $  315,761   $      596
  Credit Loss/Concessions     $  186,115   $      351   $  287,103   $      542   $  173,883   $      328   $  114,000   $      215
                              -----------------------------------------------------------------------------------------------------
    Subtotal                  $  600,661   $    1,133   $  585,743   $    1,105   $  562,153   $    1,061   $  429,761   $      811

  Laundry Income              $   11,419   $       22   $    9,940   $       19   $   11,793   $       22   $   19,800   $       37
  Garage Revenue              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue         $  109,394   $      206   $  276,647   $      522   $  310,824   $      586   $  273,660   $      516
                              -----------------------------------------------------------------------------------------------------
    Subtotal Other Income     $  120,813   $      228   $  286,587   $      541   $  322,617   $      609   $  293,460   $      554

                              -----------------------------------------------------------------------------------------------------
Effective Gross Income        $3,493,969   $    6,592   $3,767,040   $    7,108   $3,739,468   $    7,056   $3,810,715   $    7,190

Operating Expenses
  Taxes                       $  438,761   $      828   $  412,810   $      779   $  425,758   $      803   $  432,970   $      817
  Insurance                   $   48,452   $       91   $  106,564   $      201   $  147,751   $      279   $  155,988   $      294
  Utilities                   $  246,853   $      466   $  289,627   $      546   $  278,823   $      526   $  252,000   $      475
  Repair & Maintenance        $  237,583   $      448   $  154,989   $      292   $  144,054   $      272   $  176,400   $      333
  Cleaning                    $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                 $   41,336   $       78   $   31,479   $       59   $   47,928   $       90   $   85,200   $      161
  Security                    $    8,764   $       17   $   13,289   $       25   $    8,723   $       16   $        0   $        0
  Marketing & Leasing         $  109,877   $      207   $   94,452   $      178   $   76,580   $      144   $   73,200   $      138
  General Administrative      $  417,439   $      788   $  441,155   $      832   $  374,154   $      706   $  376,840   $      711
  Management                  $  179,595   $      339   $  227,475   $      429   $  187,215   $      353   $  188,136   $      355
  Miscellaneous               $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                              -----------------------------------------------------------------------------------------------------
Total Operating Expenses      $1,728,660   $    3,262   $1,771,840   $    3,343   $1,690,986   $    3,191   $1,740,734   $    3,284
  Reserves                    $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                              -----------------------------------------------------------------------------------------------------
Net Income                    $1,765,309   $    3,331   $1,995,200   $    3,765   $2,048,482   $    3,865   $2,069,906   $    3,906

                                  ANNUALIZED 2003
                              -----------------------
                                    PROJECTION                     AAA PROJECTION
                              -----------------------   -----------------------------------
      DESCRIPTION                TOTAL      PER UNIT       TOTAL      PER UNIT         %
-------------------------------------------------------------------------------------------
Revenues
  Rental Income               $3,921,012   $    7,398   $3,970,800   $    7,492      100.0%
                              -------------------------------------------------------------
  Vacancy                     $  505,656   $      954   $  277,956   $      524        7.0%
  Credit Loss/Concessions     $  184,500   $      348   $   79,416   $      150        2.0%
                              -------------------------------------------------------------
    Subtotal                  $  690,156   $    1,302   $  357,372   $      674        9.0%

  Laundry Income              $   11,536   $       22   $   13,250   $       25        0.3%
  Garage Revenue              $        0   $        0   $        0   $        0        0.0%
  Other Misc. Revenue         $  217,048   $      410   $  272,950   $      515        6.9%
                              -------------------------------------------------------------
    Subtotal Other Income     $  228,584   $      431   $  286,200   $      540        7.2%

                              -------------------------------------------------------------

Effective Gross Income        $3,459,440   $    6,527   $3,899,628   $    7,358      100.0%

Operating Expenses
  Taxes                       $  434,996   $      821   $  450,500   $      850       11.6%
  Insurance                   $  163,764   $      309   $  159,000   $      300        4.1%
  Utilities                   $  305,180   $      576   $  280,900   $      530        7.2%
  Repair & Maintenance        $   89,608   $      169   $  174,900   $      330        4.5%
  Cleaning                    $        0   $        0   $        0   $        0        0.0%
  Landscaping                 $        0   $        0   $   84,800   $      160        2.2%
  Security                    $    8,988   $       17   $   10,600   $       20        0.3%
  Marketing & Leasing         $   19,968   $       38   $   74,200   $      140        1.9%
  General Administrative      $  437,032   $      825   $  376,300   $      710        9.6%
  Management                  $  176,720   $      333   $  155,985   $      294        4.0%
  Miscellaneous               $        0   $        0   $        0   $        0        0.0%

                              -------------------------------------------------------------
Total Operating Expenses      $1,636,256   $    3,087   $1,767,185   $    3,334       45.3%
  Reserves                    $        0   $        0   $  185,500   $      350       10.5%

                              -------------------------------------------------------------
Net Income                    $1,823,184   $    3,440   $1,946,943   $    3,673       49.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
VILLAGE IN THE WOODS, CYPRESS, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $350 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $115,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                   CAPITALIZATION RATES
            ----------------------------------
               GOING-IN           TERMINAL
            ---------------    ---------------
             LOW      HIGH      LOW      HIGH
            ----------------------------------
RANGE       6.00%    10.00%    7.00%    10.00%
AVERAGE          8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT     OAR
-----------------------------------------------------
   I-1        Aug-00      N/A    $   23,512    11.00%
   I-2        Jan-01      N/A    $   32,452     9.20%
   I-3        May-00      N/A    $   33,723     9.60%
   I-4        Jun-02      N/A    $   36,500     9.00%
   I-5        Jan-01      N/A    $   34,000     9.20%
                                 --------------------
                                       High    11.00%
                                 --------------------
                                        Low     9.00%
                                 --------------------
                                    Average     9.60%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $18,800,000. In this instance, the reversion figure contributes approximately 38% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
VILLAGE IN THE WOODS, CYPRESS, TEXAS

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
VILLAGE IN THE WOODS, CYPRESS, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                              VILLAGE IN THE WOODS

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                     1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $3,970,800    $3,970,800    $4,050,216    $4,131,220    $4,213,845    $4,298,122

  Vacancy                              $  277,956    $  277,956    $  283,515    $  289,185    $  294,969    $  300,869
  Credit Loss                          $   79,416    $   79,416    $   81,004    $   82,624    $   84,277    $   85,962
  Concessions                          $  215,085    $   79,416    $   81,004    $   41,312    $   42,138    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  572,457    $  436,788    $  445,524    $  413,122    $  421,384    $  386,831

  Laundry Income                       $   13,250    $   13,250    $   13,515    $   13,785    $   14,061    $   14,342
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  272,950    $  272,950    $  278,409    $  283,977    $  289,657    $  295,450
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $  286,200    $  286,200    $  291,924    $  297,762    $  303,718    $  309,792

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $3,684,543    $3,820,212    $3,896,616    $4,015,861    $4,096,178    $4,221,083

OPERATING EXPENSES:

  Taxes                                $  450,500    $  464,015    $  477,935    $  492,274    $  507,042    $  522,253
  Insurance                            $  159,000    $  163,770    $  168,683    $  173,744    $  178,956    $  184,325
  Utilities                            $  280,900    $  289,327    $  298,007    $  306,947    $  316,155    $  325,640
  Repair & Maintenance                 $  174,900    $  180,147    $  185,551    $  191,118    $  196,851    $  202,757
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   84,800    $   87,344    $   89,964    $   92,663    $   95,443    $   98,306
  Security                             $   10,600    $   10,918    $   11,246    $   11,583    $   11,930    $   12,288
  Marketing & Leasing                  $   74,200    $   76,426    $   78,719    $   81,080    $   83,513    $   86,018
  General Administrative               $  376,300    $  387,589    $  399,217    $  411,193    $  423,529    $  436,235
  Management                           $  147,382    $  152,808    $  155,865    $  160,634    $  163,847    $  168,843
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,758,582    $1,812,344    $1,865,187    $1,921,236    $1,977,267    $2,036,666

  Reserves                             $  185,500    $  191,065    $  196,797    $  202,701    $  208,782    $  215,045

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,740,461    $1,816,803    $1,834,633    $1,891,924    $1,910,129    $1,969,372

  Operating Expense Ratio (% of EGI)         47.7%         47.4%         47.9%         47.8%         48.3%         48.2%
  Operating Expense Per Unit           $    3,318    $    3,420    $    3,519    $    3,625    $    3,731    $    3,843

               YEAR                     APR-2010      APR-2011     APR-2012     APR-2013      APR-2014
           FISCAL YEAR                     7             8            9            10            11
-------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $4,427,065    $4,559,877   $4,696,674   $4,837,574    $4,982,701

  Vacancy                              $  309,895    $  319,191   $  328,767   $  338,630    $  348,789
  Credit Loss                          $   88,541    $   91,198   $   93,933   $   96,751    $   99,654
  Concessions                          $        0    $        0   $        0   $        0    $        0
                                       ----------------------------------------------------------------
    Subtotal                           $  398,436    $  410,389   $  422,701   $  435,382    $  448,443

  Laundry Income                       $   14,772    $   15,216   $   15,672   $   16,142    $   16,627
  Garage Revenue                       $        0    $        0   $        0   $        0    $        0
  Other Misc. Revenue                  $  304,313    $313,443     $  322,846   $  332,531    $  342,507
                                       ----------------------------------------------------------------
      Subtotal Other Income            $  319,086    $328,658     $  338,518   $  348,674    $  359,134

                                       ----------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $4,347,715    $4,478,147   $4,612,491   $4,750,866    $4,893,392

OPERATING EXPENSES:
  Taxes                                $  537,921    $  554,058   $  570,680   $  587,800    $  605,434
  Insurance                            $  189,854    $  195,550   $  201,416   $  207,459    $  213,683
  Utilities                            $  335,409    $  345,472   $  355,836   $  366,511    $  377,506
  Repair & Maintenance                 $  208,840    $  215,105   $  221,558   $  228,205    $  235,051
  Cleaning                             $        0    $        0   $        0   $        0    $        0
  Landscaping                          $  101,256    $  104,293   $  107,422   $  110,645    $  113,964
  Security                             $   12,657    $   13,037   $   13,428   $   13,831    $   14,246
  Marketing & Leasing                  $   88,599    $   91,257   $   93,994   $   96,814    $   99,719
  General Administrative               $  449,322    $  462,802   $  476,686   $  490,986    $  505,716
  Management                           $  173,909    $  179,126   $  184,500   $  190,035    $  195,736
  Miscellaneous                        $        0    $        0   $        0   $        0    $        0

                                       ----------------------------------------------------------------
TOTAL OPERATING EXPENSES               $2,097,766    $2,160,699   $2,225,520   $2,292,285    $2,361,054

  Reserves                             $  221,497    $  228,142   $  234,986   $  242,035    $  249,296

                                       ----------------------------------------------------------------
NET OPERATING INCOME                   $2,028,453    $2,089,306   $2,151,986   $2,216,545    $2,283,042

  Operating Expense Ratio (% of EGI)         48.2%         48.2%        48.2%        48.2%         48.2%
  Operating Expense Per Unit           $    3,958    $    4,077   $    4,199   $    4,325    $    4,455

Estimated Stabilized NOI    $1,946,943   Sales Expense Rate    3.00%
Months to Stabilized                 1   Discount Rate        11.50%
Stabilized Occupancy              93.0%  Terminal Cap Rate    10.50%

Gross Residual Sale Price   $21,743,253                    Deferred Maintenance           -$   115,000
  Less: Sales Expense       $   652,298                    Add: Excess Land                $         0
                            -----------                    Other Adjustments               $         0
Net Residual Sale Price     $21,090,956                                                    -----------
PV of Reversion             $ 7,101,459                    Value Indicated By "DCF"        $18,754,631
Add: NPV of NOI             $11,768,172                                         Rounded    $18,800,000
                            -----------
PV Total                    $18,869,631

                          "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                        -------------------------------------------------------------------
    TOTAL VALUE            11.00%        11.25%        11.50%        11.75%        12.00%
-------------------------------------------------------------------------------------------
              10.00%    $19,845,950   $19,531,948   $19,224,704   $18,924,048   $18,629,818
TERMINAL      10.25%    $19,655,723   $19,345,953   $19,042,837   $18,746,209   $18,455,909
CAP RATE      10.50%    $19,474,555   $19,168,815   $18,869,631   $18,576,839   $18,290,282
              10.75%    $19,301,813   $18,999,915   $18,704,480   $18,415,347   $18,132,358
              11.00%    $19,136,923   $18,838,693   $18,546,837   $18,261,195   $17,981,612

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
VILLAGE IN THE WOODS, CYPRESS, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $366,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                              VILLAGE IN THE WOODS

                                                       TOTAL           PER Sq. Ft.        PER UNIT      %OF EGI
----------------------------------------------------------------     --------------     ------------    -------
REVENUE
  Base Rent                                         $  3,970,800     $         7.65     $      7,492

  Less: Vacancy & Collection Loss       9.00%       $    357,372     $         0.69     $        674

  Plus: Other Income
    Laundry Income                                  $     13,250     $         0.03     $         25      0.34%
    Garage Revenue                                  $          0     $         0.00     $          0      0.00%
    Other Misc. Revenue                             $    272,950     $         0.53     $        515      7.00%
                                                    -----------------------------------------------------------
       Subtotal Other Income                        $    286,200     $         0.55     $        540      7.34%

EFFECTIVE GROSS INCOME                              $  3,899,628     $         7.52     $      7,358

OPERATING EXPENSES:
  Taxes                                             $    450,500     $         0.87     $        850     11.55%
  Insurance                                         $    159,000     $         0.31     $        300      4.08%
  Utilities                                         $    280,900     $         0.54     $        530      7.20%
  Repair & Maintenance                              $    174,900     $         0.34     $        330      4.49%
  Cleaning                                          $          0     $         0.00     $          0      0.00%
  Landscaping                                       $     84,800     $         0.16     $        160      2.17%
  Security                                          $     10,600     $         0.02     $         20      0.27%
  Marketing & Leasing                               $     74,200     $         0.14     $        140      1.90%
  General Administrative                            $    376,300     $         0.73     $        710      9.65%
  Management                            4.00%       $    155,985     $         0.30     $        294      4.00%
  Miscellaneous                                     $          0     $         0.00     $          0      0.00%

TOTAL OPERATING EXPENSES                            $  1,767,185     $         3.41     $      3,334     45.32%

  Reserves                                          $    185,500     $         0.36     $        350      4.76%

                                                    -----------------------------------------------------------
NET OPERATING INCOME                                $  1,946,943     $         3.75     $      3,673     49.93%

  "GOING IN" CAPITALIZATION RATE                           10.00%

  VALUE INDICATION                                  $ 19,469,429     $        37.53     $     36,735

  DEFERRED MAINTENANCE                             ($    115,000)

  PV OF CONCESSIONS                                ($    366,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                $ 18,988,429

           ROUNDED                                  $ 19,000,000     $        36.62     $     35,849

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE            ROUNDED         $/UNIT         $/SF
--------------------------------------------------------------------------
 9.25%            $20,567,031      $20,600,000       $38,868        $39.71
 9.50%            $20,013,136      $20,000,000       $37,736        $38.55
 9.75%            $19,487,645      $19,500,000       $36,792        $37.59
10.00%            $18,988,429      $19,000,000       $35,849        $36.62
10.25%            $18,513,565      $18,500,000       $34,906        $35.66
10.50%            $18,061,313      $18,100,000       $34,151        $34.89
10.75%            $17,630,097      $17,600,000       $33,208        $33.92


CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $19,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $18,800,000
Direct Capitalization Method     $19,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $18,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 36
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                   Not Utilized
Sales Comparison Approach       $ 19,000,000
Income Approach                 $ 18,800,000
Reconciled Value                $ 18,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $18,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                              [PICTURE]

    EXTERIOR - OFFICE                                  TYPICAL BUILDING EXTERIOR

        [PICTURE]                                              [PICTURE]

TYPICAL BUILDING EXTERIOR                              TYPICAL BUILDING EXTERIOR

        [PICTURE]                                              [PICTURE]

       SUBJECT POOL                                    TYPICAL BUILDING EXTERIOR

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                                                  [PICTURE]

TYPICAL UNIT KITCHEN                                        TYPICAL UNIT BEDROOM

       [PICTURE]                                                [PICTURE]

TYPICAL UNIT REST ROOM                                    TYPICAL UNIT KITCHEN

   [PICTURE]

BUSINESS OFFICE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1               COMPARABLE I-2              COMPARABLE I-3
    ASHLEY CREST             WILLOW BROOK CROSSING      COPPER MILL APARTMENTS
11900 Barwood Bend Drive     7150 Smiling Wood Lane       15910 FM 529 Road
    Houston, Texas               Houston, Texas             Houston, Texas

       [PICTURE]                   [PICTURE]                  [PICTURE]

      COMPARABLE I-4                  COMPARABLE I-5
WINDFERN MEADOWS APARTMENTS   BEAR CREEK CROSSING APARTMENTS
   12919 Windfern Road        5535 Timber Creek Place Drive
     Houston, Texas                   Houston, Texas

        [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
VILLAGE IN THE WOODS, CYPRESS, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

           DESCRIPTION                                    SUBJECT
----------------------------------------------------------------------------------------
  Property Name                    Village in the Woods
  Management Company               AIMCO
LOCATION:
  Address                          11800 Grant Road
  City, State                      Cypress, Texas
  County                           Harris
  Proximity to Subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           518,808
  Year Built                       1983
  Effective Age                    20
  Building Structure Type
  Parking Type (Gr., Cov., etc.)
  Number of Units                  530
  Unit Mix:                                 Type          Unit  Qty.   Mo. Rent
                                   1  1A10 - Aspen         679   88     $  494
                                   2  2A20 - Juniper       967   96     $  565
                                   3  2B20 - Magnolia      996  156     $  598
                                   4  2C20 - Cypress     1,136   86     $  708
                                   5  3A20 - Elm         1,088  104     $  754

  Average Unit Size (SF)           979
  Unit Breakdown:                     Efficiency       0%    2-Bedroom     64%
                                      1-Bedroom       16%    3-Bedroom     20%
CONDITION:                         Fair
APPEAL:                            Average
AMENITIES:
  Unit Amenities                      Attach. Garage       Vaulted Ceiling
                                   X  Balcony           X  W/D Connect.
                                      Fireplace
                                    X Cable TV Ready
  Project Amenities                 X Swimming Pool
                                    X Spa/Jacuzzi          Car Wash
                                      Basketball Court     BBQ Equipment
                                      Volleyball Court     Theater Room
                                      Sand Volley Ball     Meeting Hall
                                      Tennis Court         Secured Parking
                                      Racquet Ball      X  Laundry Room
                                      Jogging Track     X  Business Office
                                      Gym Room
                                    X Playground
                                    X Sports Court
OCCUPANCY:                         90%
LEASING DATA:
  Available Leasing Terms          6 through 12 months
  Concessions                      $99 deposit, $25 application fee, and 1 month free on
  Pet Deposit                      $200 with $200 non-refundable
  Utilities Paid by Tenant:         X Electric             Natural Gas
                                    X Water             X  Trash
  Confirmation                     Diane Hudson
  Telephone Number                 281.370.9000
NOTES:

  COMPARISON TO SUBJECT:

                                                     COMPARABLE                                      COMPARABLE
           DESCRIPTION                                  R - 1                                           R - 2
--------------------------------   --------------------------------------------   --------------------------------------------
  Property Name                    Brandon Oaks                                   Woodedge Apartments
  Management Company               Walden                                         Walden
LOCATION:
  Address                          11111 Saathoff Drive                           10802 Greencreek Drive
  City, State                      Cypress, Texas                                 Houston, Texas
  County                           Harris                                         Harris
  Proximity to Subject             1 mile south                                   1 mile south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           161,908                                        112,620
  Year Built                       Unknown                                        1981
  Effective Age                    20                                             22
  Building Structure Type          Brick, siding                                  Brick
  Parking Type (Gr., Cov., etc.)   Open, Covered                                  Open
  Number of Units                  190                                            126
  Unit Mix:                           Type                Unit   Qty.   Mo.             Type         Unit   Qty.      Mo.
                                   1  A                    607    24   $565       1  A                682     8      $555
                                   1  B                    718    68   $585          B                776     6      $597
                                      C                    876    20   $695          C                785     8      $599
                                   3  D                    982    38   $720          D                893     4      $660
                                      E                  1,092    40   $785          E                903    24      $675
                                                                                     F                908    20      $680
                                                                                     G                920    24      $695
                                                                                  2  H                985    32      $720
                                                                                  3  H                985    32      $720
  Average Unit Size (SF)           852                                            917
  Unit Breakdown:                     Efficiency     0%     2-Bedroom    52%         Efficiency         0% 2-Bedroom   83%
                                      1-Bedroom      48%    3-Bedroom     0%         1-Bedroom         17% 3-Bedroom    0%
CONDITION:                         Slightly Superior                              Slightly Superior
APPEAL:                            Slightly Superior                              Good
AMENITIES:
  Unit Amenities                      Attach. Garage           Vaulted Ceiling       Attach. Garage    X      Vaulted Ceiling
                                    X Balcony             X    W/D Connect.          Balcony                  W/D Connect.
                                    X Fireplace                                    X Fireplace
                                    X Cable TV Ready                                 Cable TV Ready
  Project Amenities                 X Swimming Pool                                X Swimming Pool
                                      Spa/Jacuzzi              Car Wash              Spa/Jacuzzi              Car Wash
                                      Basketball Court    X    BBQ Equipment         Basketball Court  X      BBQ Equipment
                                      Volleyball Court         Theater Room          Volleyball Court         Theater Room
                                      Sand Volley Ball         Meeting Hall          Sand Volley Ball         Meeting Hall
                                      Tennis Court             Secured Parking       Tennis Court             Secured Parking
                                      Racquet Ball        X    Laundry Room          Racquet Ball             Laundry Room
                                      Jogging Track            Business Office       Jogging Track            Business Office
                                      Gym Room                                       Gym Room
                                      Playground                                     Playground
                                      Sports Court                                   Sports Court
OCCUPANCY:                         95%                                            80%
LEASING DATA:
  Available Leasing Terms          6 through 12 months                            6 through 12 months
  Concessions                      $99 move in which includes first month rent,   $99 move in which includes first month rent,
  Pet Deposit                      $300 with $150 non-refundable                  $300 with $150 non-refundable
  Utilities Paid by Tenant:         X   Electric               Natural Gas         X Electric                  Natural Gas
                                    X   Water                  Trash               X Water                     Trash
  Confirmation                     On site property                               On site property
  Telephone Number                 281.955.1288                                   281.894.7612
NOTES:

  COMPARISON TO SUBJECT:           Slightly Superior                              Superior

                                                    COMPARABLE                                     COMPARABLE
           DESCRIPTION                                 R - 3                                         R - 4
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Willow Green                               Central Park Regency
  Management Company               Concord Management, Ltd.                   Walden
LOCATION:
  Address                          8301 Willow Park North                     11300 Regency Green Drive
  City, State                      Houston, Texas                             Cypress, Texas
  County                           Harris                                     Harris
  Proximity to Subject             3 miles south                              1 mile south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           383,600                                    318,968
  Year Built                       1995                                       1983
  Effective Age                    8                                          20
  Building Structure Type          Wood siding                                Brick, siding
  Parking Type (Gr., Cov., etc.)   Surface                                    Surface, Covered
  Number of Units                  332                                        348
  Unit Mix:                              Type         Unit   Qty.   Mo.              Type               Unit    Qty.    Mo.
                                   1  A                700   188   $539       1  A                       679     48    $565
                                   3  B              1,000    64   $649          B                       738     68    $625
                                   5  C              1,100    80   $749       4  TH                    1,200     16    $710
                                                                                 C                       932    136    $710
                                                                              3  D                       996     32    $765
                                                                              4  E                     1,216     48    $870

  Average Unit Size (SF)           854                                        917
  Unit Breakdown:                     Efficiency   0%   2-Bedroom     38%        Efficiency        0%      2-Bedroom     62%
                                      1-Bedroom   43%   3-Bedroom     19%        1-Bedroom        38%      3-Bedroom      0%
CONDITION:                         Good                                       Slightly Superior
APPEAL:                            Good                                       Good
AMENITIES:

  Unit Amenities                      Attach. Garage        Vaulted Ceiling      Attach. Garage    X             Vaulted Ceiling
                                    X Balcony          X    W/D Connect.         Balcony           X             W/D Connect.
                                      Fireplace                                X Fireplace
                                    X Cable TV Ready                           X Cable TV Ready
  Project Amenities                 X Swimming Pool                            X Swimming Pool
                                      Spa/Jacuzzi           Car Wash           X Spa/Jacuzzi                     Car Wash
                                      Basketball Court      BBQ Equipment        Basketball Court      X         BBQ Equipment
                                    X Volleyball Court      Theater Room         Volleyball Court                Theater Room
                                      Sand Volley Ball      Meeting Hall         Sand Volley Ball                Meeting Hall
                                      Tennis Court          Secured Parking      Tennis Court          X         Secured Parking
                                      Racquet Ball          Laundry Room         Racquet Ball                    Laundry Room
                                      Jogging Track         Business Office      Jogging Track         X         Business Office
                                    X Gym Room                                 X Gym Room
                                      Playground                                 Playground
                                      Sports Court                               Sports Court
OCCUPANCY:                         98%                                        93%
LEASING DATA:
  Available Leasing Terms          6 through 12 months                        6 through 12 months
  Concessions                      $200 off first month for 1 and 2 bedroom   1 month free on 2 bedrooms, $399 total move in on
  Pet Deposit                      No pets allowed                            $300 with $150 non-refundable
  Utilities Paid by Tenant:        X  Electric         X Natural Gas           X  Electric                       Natural Gas
                                   X  Water            X Trash                 X  Water                          Trash
  Confirmation                     Property leasing agent                     Sue Uthe
  Telephone Number                 281.890.5600                               281.469.7339
NOTES:                                                                        This property has been better maintained than
                                                                              the subject property. It has superior appeal.

  COMPARISON TO SUBJECT:           Superior                                   Superior

                                                         COMPARABLE
           DESCRIPTION                                      R - 5
--------------------------------------------------------------------------------------
  Property Name                    Copper Creek
  Management Company
LOCATION:
  Address                          14222 Wunderlich
  City, State                      Houston, Texas 77069
  County                           Harris
  Proximity to Subject             5 miles east
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           242,448
  Year Built                       1982
  Effective Age                    21
  Building Structure Type          Brick, siding
  Parking Type (Gr., Cov., etc.)   Open, garages
  Number of Units                  300
  Unit Mix:                            Type              Unit  Qty.     Mo.
                                      A                   534   N/A    $495
                                   1  B                   681   N/A    $535
                                   1  C                   700   N/A    $570
                                      D                   860   N/A    $655
                                   2  E                   960   N/A    $730
                                      F                   818   N/A    $640
                                   4  G                 1,107   N/A    $880

  Average Unit Size (SF)
  Unit Breakdown:                     Efficiency          2-Bedroom
                                      1-Bedroom           3-Bedroom
CONDITION:                         Slightly Superior
APPEAL:                            Good
AMENITIES:
  Unit Amenities                      Attach. Garage        Vaulted Ceiling
                                      Balcony            X  W/D Connect.
                                    X Fireplace
                                      Cable TV Ready
  Project Amenities                 X Swimming Pool
                                    X Spa/Jacuzzi           Car Wash
                                      Basketball Court      BBQ Equipment
                                      Volleyball Court      Theater Room
                                      Sand Volley Ball      Meeting Hall
                                      Tennis Court       X  Secured Parking
                                      Racquet Ball       X  Laundry Room
                                      Jogging Track         Business Office
                                      Gym Room
                                    X Playground
                                      Sports Court
OCCUPANCY:                         N/A
LEASING DATA:
  Available Leasing Terms          N/A
  Concessions                      Various, from Breakfast at Denny's to 1 month free,
  Pet Deposit                      $400 with $200 non-refundable
  Utilities Paid by Tenant:         X Electric              Natural Gas
                                      Water                 Trash
  Confirmation                     On site manager
  Telephone Number                 281.583.1137
NOTES:

  COMPARISON TO SUBJECT:           Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1            COMPARABLE R-2             COMPARABLE R-3
   BRANDON OAKS           WOODEDGE APARTMENTS           WILLOW GREEN
11111 Saathoff Drive    10802 Greencreek Drive     8301 Willow Park North
   Cypress, Texas           Houston, Texas             Houston, Texas

      [PICTURE]                [PICTURE]                 [PICTURE]

     COMPARABLE R-4            COMPARABLE R-5
  CENTRAL PARK REGENCY          COPPER CREEK
11300 Regency Green Drive     14222 Wunderlich
    Cypress, Texas          Houston, Texas 77069

       [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE IN THE WOODS, CYPRESS, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE IN THE WOODS, CYPRESS, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE IN THE WOODS, CYPRESS, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Tiffany B. Roberts provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             /s/ Frank Fehribach
                                             -----------------------------------
                                                 Frank Fehribach, MAI
                                        Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                   Appraiser #1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE IN THE WOODS, CYPRESS, TEXAS


                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                                      FRANK A. FEHRIBACH, MAI

                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business        Mr. Fehribach joined AAA as an engagement director in 1998.
                  He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                    Master of Science - Real Estate
                  University of Dallas
                    Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS      Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                    State Certified General Appraiser, #CG1387N
                  State of Colorado
                    Certified General Appraiser, #CG40000445
                  State of Georgia
                    Certified General Real Property Appraiser, #218487
                  State of Michigan
                    Certified General Appraiser, #1201008081
                  State of Texas
                    Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                    State Certified General Real Estate Appraiser, #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE IN THE WOODS, CYPRESS, TEXAS

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                               -authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                  No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE IN THE WOODS, CYPRESS, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.